Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Employee Share Purchase Plan of SkillSoft PLC of our reports dated April 12, 2007, with respect to the consolidated financial statements of SkillSoft PLC included in its Annual Report (Form 10-K) for the year ended January 31, 2007, SkillSoft PLC management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SkillSoft PLC, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
November 20, 2007